CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Fixed to Floating Rate Notes due 2030	$23,000,000.00	$2,672.60

(1)    The maximum aggregate offering price relates to an additional $23,000,000.00 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. U1179 to Registration Statement No. 333-180300-03.

February 2015 Amendment No.1 dated February 24, 2015 relating to Pricing Supplement No. U1179 Registration Statement No. 333-180300-03 Dated February 4, 2015 Filed pursuant to Rule 424(b)(2)
INTEREST RATE STRUCTURED PRODUCTS
Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities
As further described below, subject to an early redemption, interest will accrue on the securities (i) in year 1: at a rate of 10.00% per annum and (ii) in years 2 to maturity: for each day that the closing value of the Russell 2000® Index (the “reference index”) is greater than or equal to 60% of the initial index value (which we refer to as the “index reference level”), at a variable rate per annum equal to 8 times the difference, if any, between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate, as determined on the CMS reference determination date at the start of the related monthly  interest payment period; subject to, for each  interest payment period during the contingent floating interest rate period, the maximum contingent interest rate of 10.00% per annum and the minimum contingent interest rate of 0.00% per annum.
At maturity, if the final index value is greater than or equal to the barrier level of 50% of the initial index value, investors will receive the stated principal amount of the securities plus any accrued but unpaid contingent interest.  However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the reference index from the initial index value to the final index value, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, investors may lose up to their entire initial investment in the securities. Investors will not participate in any appreciation of the reference index.  These securities are for investors who seek an opportunity to earn  interest at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving little or no contingent interest on the securities during the contingent floating interest rate period.
All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.
FINAL TERMS
Issuer:	Credit Suisse AG
Aggregate principal amount:	$30,000,000
Issue price:	At variable prices
Stated principal amount:	$1,000 per security
Trade date:	February 4, 2015
Original issue date:	February 27, 2015 (16 business days after the trade date)
Maturity date:	February 27, 2030
Payment at maturity:
•  If the final index value is greater than or equal to the barrier level: the stated principal amount plus any accrued and unpaid contingent interest
•  If the final index value is less than the barrier level: (a) the stated principal amount times the index performance factor plus (b) any accrued and unpaid contingent interest.  This amount will be less than 50% of the stated principal amount of the securities and could be zero.

Interest:
Subject to an early redemption, the  interest rate will be:
From and including the original issue date to but excluding February 27, 2016 (the “fixed interest rate period”): 10.00% per annum
From and including February 27, 2016 to but excluding the maturity date (the “contingent floating interest rate period”):
For each  interest payment period during the contingent floating interest rate period, a variable rate per annum equal to the product of:
(a)    leverage factor times the CMS reference index level; subject to the minimum contingent interest rate and the maximum contingent interest rate; and
(b) N/ACT;
where,
“N” = the total number of calendar days in the applicable  interest payment period on which the index closing value is greater than or equal to the index reference level (each such day, an “accrual day”); and
“ACT” = the total number of calendar days in the applicable  interest payment period.
The CMS reference index level applicable to an  interest payment period will be determined on the related CMS reference determination date.
Contingent interest for each  interest payment period during the contingent floating interest rate period is subject to the minimum contingent interest rate of 0.00% per annum and the maximum contingent interest rate of 10.00% per annum for such  interest payment period. Beginning February 27, 2016, it is possible that you could receive little or no contingent interest on the securities.  If, on the related monthly CMS reference determination date, the CMS reference index level is equal to or less than the CMS reference index strike, contingent interest will accrue at a rate of 0.00% for that  interest payment period.  In addition, if on any day, the index closing value is less than the index reference level, contingent interest will accrue at a rate of 0.00% per annum for that day.  The determination of the index closing value will be subject to certain market disruption events (as defined in the accompanying product supplement).

Leverage factor:	8
Interest payment period:	Monthly
Interest payment period end dates:	Unadjusted
Interest payment dates:
The 27th calendar day of each month, beginning on (and including) March 27, 2015, and ending on the Maturity Date or the Early Redemption Date, if applicable;  provided that if any such day is not a business day, that  interest payment will be made on the next succeeding business day and no adjustment will be made to any  interest payment made on that succeeding business day.

Interest reset dates:	The 27th calendar day of each month, beginning February 27, 2016
Maximum contingent interest rate:	10.00% per annum for each interest payment period during the contingent floating interest rate period
Minimum contingent interest rate:	0.00% per annum
Distributor:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution.”
Calculation agent:	Credit Suisse AG
Terms continued on the following page
	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	At variable prices	$35.00	$965.00
Total	At variable prices	$1,050,000.00	$28,950,000.00
(1) The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per security and will not be more than $1,000 per security.  See “Risk Factors—The Price You Pay For The Securities May Be Higher Than The Prices Paid By Other Investors.”

(2) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $35.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $929.30 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Morgan Stanley

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Terms continued from previous page:
Reference index:	The Russell 2000® Index
Underlying index publisher:	Russell Investments
CMS reference determination dates:	Two (2) U.S. government securities business days prior to the related interest reset date at the start of the applicable interest payment period.
CMS reference index:	30-Year Constant Maturity Swap Rate (“30CMS”) minus 2-Year Constant Maturity Swap Rate (“2CMS”), expressed as a percentage. Please see “Additional Provisions—CMS Reference Index” below.
CMS reference index strike:	0.00%
Index reference level:	740.385, which is 60% of the initial index value
Initial index value:	1233.975, which is the index closing value on February 24, 2015
Barrier level:	616.9875, which is 50% of the initial index value
Final index value:	The index closing value of the reference index on the final determination date
Index closing value:	The closing value of the reference index. Please see “Additional Provisions—The Russell 2000® Index” below.
Final determination date:	The third scheduled business day prior to the maturity date, subject to adjustment due to non-index business days or certain market disruption events.
Index cutoff:
The index closing value for any day from and including the third index business day prior to the related  interest payment date for any  interest payment period shall be the index closing value on such third index business day prior to such  interest payment date.

Index performance factor:	The final index value divided by the initial index value
Early redemption:
The Issuer may redeem all, but not less than all, of the securities for an amount in cash equal to 100% of the stated principal amount, on the 27th of each February, May, August and November commencing on February 27, 2016, upon at least 5 business days written notice.

Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	22546V4G8/ 22546V4G84
Book-entry or certificated security:	Book-entry
Business day:	New York

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

You should read this pricing supplement together with the underlying supplement dated July 29, 2013, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated July 29, 2013:

http://www.sec.gov/Archives/edgar/data/1053092/000095010313004526/dp39753_424b2.htm

•	Product supplement No. U-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Risk Factors” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

February 2015	Page 3

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

The Securities

Principal at Risk Securities

The securities offered are debt securities of Credit Suisse.  In year 1, the securities pay interest at a rate of 10.00% per annum.  Beginning February 27, 2016, subject to an early redemption, contingent interest will accrue on the securities for each day that the closing value of the reference index is greater than or equal to 60% of the initial index value (which we refer to as the index reference level), at a variable rate per annum equal to 8 times the CMS reference index for the related monthly  interest payment period; subject to, for each  interest payment period during the contingent floating interest rate period, the maximum contingent interest rate of 10.00% per annum and the minimum contingent interest rate of 0.00% per annum.  The floating interest rate is based on (1) the CMS reference index and (2) the index closing value of the Russell 2000® Index.  If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the contingent floating interest rate will be 0.00% and no contingent interest will accrue on the securities for the related  interest period.  In addition, if, on any calendar day during the  interest payment period, the index closing value is less than the index reference level, contingent interest will accrue at a rate of 0.00% per annum for that day.

At maturity, if the final index value is greater than or equal to the barrier level, investors will receive the stated principal amount of the securities plus any accrued and unpaid contingent interest.  However, if the final index value is less than the barrier level, investors will be fully exposed to the decline in the value of the reference index from the initial index value to the final index value, and the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities.  Investors will not participate in any appreciation of the reference index.

We may redeem all, but not less than all, of the securities for an amount equal to 100% of the stated principal amount on the 27th of each February, May, August and November, commencing February 27, 2016, upon at least 5 business days written notice.  We will also pay any contingent interest then due on the interested payment date.

The stated principal amount of each security is $1,000, and the issue price is variable.

February 2015	Page 4

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Additional Provisions

CMS Reference Index

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as “30CMS”) is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as “2CMS”) is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.  This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the CMS reference index must be determined, such affected rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

February 2015	Page 5

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Annex A—The Russell 2000® Index” in this document and “Russell 2000® Index” in the accompanying underlying supplement.

Index Closing Value Fallback Provisions

The index closing value on any calendar day during the term of the securities on which the index level is to be determined (each, an “index determination date”) will equal the official closing value of the index as published by the underlying index publisher or its successor, or in the case of any successor index, the official closing value for such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the index closing value for any day from and including the third index business day prior to the related  interest payment date for any  interest payment period shall be the index closing value in effect on such third index business day prior to such  interest payment date; provided further that if a market disruption event with respect to the index occurs on any index determination date or if any such index determination date is not an index business day, the closing value of the index for such index determination date will be the closing value of the index on the immediately preceding index business day on which no market disruption event has occurred.

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the reference index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the reference index, or any successor index, and (ii) any futures or options contracts related to the reference index or to any security then included in the reference index.

February 2015	Page 6

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

How the Securities Work

How to calculate the contingent interest payments:

The table below presents examples of hypothetical contingent interest that would accrue on the securities during any month in the contingent floating interest rate period. The examples below are for purposes of illustration only.  The examples of the hypothetical contingent floating interest rate that would accrue on the securities are based on both the level of the CMS reference index level on the applicable CMS reference determination date and the total number of calendar days in a monthly  interest payment period on which the index closing value is greater than or equal to the index reference level.

The actual contingent interest payment amounts during the contingent floating interest rate period will depend on the (1) actual level of the CMS reference index on each CMS reference determination date and (2) the index closing value of the reference index on each calendar day during the floating interest payment period.  The applicable contingent interest rate for each monthly  interest payment period will be determined on a per-annum basis but will apply only to that  interest payment period.  The table assumes that the  interest payment period contains 30 calendar days.  The examples below are for purposes of illustration only and would provide different results if different assumptions were made.

CMS Reference Index	8 times CMS Reference Index*	Annualized rate of contingent interest paid
		Number of calendar days on which the index closing value is greater than or equal to the index reference level
		0	5	10	15	20	25	30
-1.625%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.500%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.375%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.250%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.125%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-1.000%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.875%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.750%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.625%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.500%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.375%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.250%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
-0.125%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.000%	0.000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%	0.0000%
0.125%	1.000%	0.0000%	0.1667%	0.3333%	0.5000%	0.6667%	0.8333%	1.0000%
0.250%	2.000%	0.0000%	0.3333%	0.6667%	1.0000%	1.3333%	1.6667%	2.0000%
0.375%	3.000%	0.0000%	0.5000%	1.0000%	1.5000%	2.0000%	2.5000%	3.0000%
0.500%	4.000%	0.0000%	0.6667%	1.3333%	2.0000%	2.6667%	3.3333%	4.0000%
0.625%	5.000%	0.0000%	0.8333%	1.6667%	2.5000%	3.3333%	4.1667%	5.0000%
0.750%	6.000%	0.0000%	1.0000%	2.0000%	3.0000%	4.0000%	5.0000%	6.0000%
0.875%	7.000%	0.0000%	1.1667%	2.3333%	3.5000%	4.6667%	5.8333%	7.0000%
1.000%	8.000%	0.0000%	1.3333%	2.6667%	4.0000%	5.3333%	6.6667%	8.0000%
1.125%	9.000%	0.0000%	1.5000%	3.0000%	4.5000%	6.0000%	7.5000%	9.0000%
1.250%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.375%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.500%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.625%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.750%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
1.875%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
2.000%	10.000%	0.0000%	1.6667%	3.3333%	5.0000%	6.6667%	8.3333%	10.0000%
* Subject to the minimum contingent interest rate of 0.00% and the maximum contingent interest rate of 10.00% per annum

If 30CMS is less than or equal to 2CMS on the applicable CMS reference determination date, the contingent floating interest rate will be the minimum contingent interest rate of 0.00% and no contingent interest will accrue on the securities for such  interest period regardless of the total number of calendar days in the  interest payment period on which the index closing value of the reference index is greater than or equal to the index reference level.

February 2015	Page 7

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

How to calculate the payment at maturity (excluding any contingent interest with respect to the final  interest period):

The payoff diagram below illustrates the payment at maturity (excluding any contingent interest with respect to the final  interest period) on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Barrier level:	50% of the initial index value
Minimum payment at maturity:	None

Payoff Diagram

How it works

Par Scenario.  If the final index value is greater than the barrier level of 50% of the initial index value, the investor would receive $1,000 stated principal amount.

If the reference index depreciates 30%, the investor would receive the $1,000 stated principal amount.

Downside Scenario.  If the final index value is less than the barrier level of 50% of the initial index value, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the reference index.  This amount will be less than $500 per security.  There is no minimum payment at maturity on the securities.  Accordingly, investors may lose up to their entire initial investment in the securities.

If the reference index depreciates 70%, the investor would lose 70% of the investor’s principal and receive only $300 per security at maturity, or 30% of the stated principal amount.

February 2015	Page 8

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate for the period from January 2, 2000 to February 24, 2015 (the “historical period”).  The historical difference between the 30-Year Constant Maturity Swap Rate and the 2-Year Constant Maturity Swap Rate should not be taken as an indication of the future performance of the CMS reference index.  The graph below does not reflect the return the securities would have yielded during the period presented because it does not take into account the index closing values or the leverage factor.  We cannot give you any assurance that the level of the CMS reference index will be positive on any CMS reference determination date.  We obtained the information in the graph below, without independent verification, from Bloomberg Financial Markets (“USSW”), which closely parallels but is not necessarily exactly the same as the Reuters Page price sources used to determine the level of the CMS reference index.

The historical performance shown above is not indicative of future performance.  The CMS reference index level may be negative on one or more specific CMS reference determination dates during the contingent floating interest rate period even if the level of the CMS reference index is generally positive and, moreover, the level of the CMS reference index has in the past been, and may in the future be, negative.

If the level of the CMS reference index is negative on any CMS reference determination date during the contingent floating interest rate period, you will not receive any contingent interest for the related interest payment period.  Moreover, even if the level of the CMS reference index is positive on any such CMS reference determination date, if the index closing value is less than the index reference level on any day during the interest payment period, you will not receive any contingent interest with respect to such day, and if the index closing value remains below the index reference level for each day in the applicable  interest payment period, you will receive no contingent interest for that  interest payment period.

February 2015	Page 9

Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

The Russell 2000® Index

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, for each quarter from January 4, 2010 through February 24, 2015.  The graph following the table sets forth the daily index closing values during the historical period. The index closing value on February 24, 2015 was 1,233.98.  The historical index closing values should not be taken as an indication of future performance, and we cannot give you any assurance that the index closing value will be higher than the index reference level on any index determination date during the contingent floating interest rate period in which you are paid the contingent floating interest rate.  The graph below does not reflect the return the securities would have yielded during the period presented because it does not take into account the CMS reference index level or the leverage factor.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index	High	Low	Period End
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.65	1,093.59	1,173.04
Second Quarter	1,192.96	1,095.99	1,192.96
Third Quarter	1,208.15	1,101.68	1,101.68
Fourth Quarter	1,219.11	1,049.30	1,204.70
2015
First Quarter (through February 24, 2015)	1,233.98	1,154.71	1,233.98

* The red solid line in the graph indicates the barrier level of 616.9875, which is 50% of the initial index value, and the green solid line indicates the index reference level of 740.385, which is 60% of the initial index value.

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Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Risk Factors

The securities involve risks not associated with an investment in ordinary floating rate securities.  An investment in the Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS and 2CMS, fluctuations in the reference index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying underlying supplement, product supplement , and prospectus and prospectus supplement.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
During The Contingent Floating Interest Rate Period, The Securities Do Not Provide Fixed Interest Payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments for the entire term of the securities. Subject to an early redemption, the amount of contingent interest payments you receive, if any, during the contingent floating interest rate period, will depend on the performance of the CMS reference index and the reference index during the term of the securities. The variable rate per annum for any monthly contingent interest depends on (i) the performance of the CMS reference index and (ii) whether the index closing value is greater than or equal to the index reference level on any calendar day during the applicable interest payment period. If either of these conditions is not satisfied on any calendar day, the applicable contingent interest payment will be made at a rate that is less, and possibly significantly less, than the applicable contingent interest rate. For example, even if on each calendar day during an interest payment period the index closing value is greater than the index reference level, no contingent interest payment will be paid on the related interest payment date if the CMS reference index is below the CMS reference index strike on the related monthly CMS reference determination date. Accordingly, there can be no assurance that you will receive a contingent interest payment on any  interest payment date Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the contingent interest payments are variable and may be zero.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive return, in real value terms. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪
The Securities Do Not Guarantee The Return Of Any Principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity.  Instead, if the final index value is less than the barrier level, you will be fully exposed to the decline in the reference index over the term of the securities on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the reference index.  Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero.  You may lose up to your entire initial investment in the securities.

▪
The Higher Potential Yield Offered By The Securities Is Associated With Greater Risk That The Securities Will Pay Low Or No Contingent Interest On One Or More Of The Interest Payment Dates. The securities offer variable contingent interest payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the variable contingent interest payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity. The volatility of the CMS reference index and the reference index are important factors affecting this risk. Greater expected volatility of the CMS reference index and/or the reference index as of the trade date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the trade date that you will receive low or no contingent interest payments on the securities.

▪
Investors Will Not Participate In Any Appreciation In The Value Of The Reference Index.  Investors will not participate in any appreciation in the value of the reference index from the initial index value, and the return on the securities will be limited

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Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

to the monthly contingent interest payments that are paid with respect to each  interest payment period during the fixed contingent interest rate period and the contingent floating interest rate period, if any.

▪
If There Are No Accrual Days In Any Interest Payment Period During The Contingent Floating Interest Rate Period, We Will Not Pay Any Contingent Interest On The Securities For That Interest Payment Period And The Market Value Of The Securities May Decrease Significantly.  It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that the index closing value will be less than the index reference level for so many days during any monthly interest payment period during the contingent floating interest rate period that the contingent interest payment for that monthly  interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero.  In addition, to the extent that the level of the CMS reference index is less than the CMS reference index strike on the applicable CMS reference determination date or that the index closing value is less than the index reference level on any number of days during the  interest rate period, the market value of the securities may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your securities at such time.

▪
The Index Closing Value For Any Day From And Including The Third Index Business Day Prior To The Interest Payment Date Of An Interest Payment Period During The Contingent Floating Interest Rate Period Will Be The Index Closing Value For Such Third Day. Because the index closing value for any day from and including the third index business day prior to the  interest payment date of an  interest payment period during the contingent floating interest rate period will be the index closing value on such third day, if the index closing value for that index business day is less than the index reference level, you will not receive any contingent interest in respect of any days on or after that third index business day to but excluding the  interest payment date even if the index closing value as actually calculated on any of those days were to be greater than or equal to the index reference level.

▪
The Amount Of Contingent Interest Payable On The Securities In Any Month Is Capped.  The contingent interest rate on the securities for each monthly  interest payment period during the contingent floating interest rate period is capped for that month at the maximum contingent interest rate of 10.00% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of approximately 1.250%.  Therefore, the maximum monthly contingent interest payment you can receive during the contingent floating interest rate period will be approximately $8.22 for each $1,000 stated principal amount of securities (assuming that the interest payment period contains 30 calendar days and the relevant year contains 365 calendar days; the actual monthly contingent interest payments will depend on the actual number of calendar days in the relevant  interest payment period and year).  Accordingly, you could receive less than 10.00% per annum contingent interest for any given full year in the contingent floating interest rate period even when the CMS reference index level increases substantially in a monthly  interest payment period during that year if the CMS reference index level in the other months in that year does not also increase substantially, or if the index closing value is not at or above the index reference level on any day during the  interest payment period so that you do not accrue contingent interest with respect to such day, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming month due to the contingent interest rate cap.

▪
If The Index Closing Value Is Not Available For Any Reason On A Calendar Day (Including Weekends And Holidays), The Index Closing Value, Will Be The Same As On The Immediately Preceding Index Business Day. Because days on which the index closing value are not available will be the same as on the immediately preceding index business day, the relative weighting of such index business day will be magnified for purposes of determining whether such day qualifies as an accrual day. Under these circumstances, if an immediately preceding index business day is not an accrual day, each successive day on which the index closing value is not available will also not qualify as an accrual day. As a result, to the extent that such preceding index business day is not an accrual day, such day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any monthly contingent interest payment.

▪
The Historical Performance Of 30CMS, 2CMS And The Reference Index Are Not An Indication Of Their Future Performance.  The historical performance of 30CMS, 2CMS and the reference index should not be taken as indications of their future performance during the term of the securities.  Changes in the levels of 30CMS, 2CMS and the reference index will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the CMS reference index level will be positive and the index closing value will be equal to or greater than the index reference level on any CMS reference determination date during the contingent floating interest rate period.  In addition, there can be no assurance that the level of the reference index on the final determination date will be greater than

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Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

or equal to the barrier level. Furthermore, the historical performance of each of the CMS reference index and the reference index does not reflect the return the securities would have yielded, because each does not take into account the other’s performance, the leverage factor or the maximum contingent interest rate.

▪
The Securities Are Subject To The Credit Risk Of Credit Suisse.  Although the return on the securities will be based on the performance of the CMS reference index and the reference index, the payment of any amount due on the securities, including any applicable contingent interest payments, if any, early redemption payment and payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪
The Securities May Be Called For Early Redemption At Our Option After The First Year Of Their Term, Which Limits Your Ability To Receive Contingent Interest Payments If The CMS Reference Index And The Reference Index Perform Favorably. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for early redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to call the securities at a time when the CMS reference index and the reference index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer variable contingent interest payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the early redemption feature of the securities is likely to limit the benefits you receive from the variable coupon payments. If we exercise our early redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪
The Estimated Value Of The Securities On The Trade Date May Be Less Than The Issue Price. The initial estimated value of your securities on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The issue price of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as  interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪
The Price You Pay For The Securities May Be Higher Than The Prices Paid By Other Investors. The agent proposes to offer the securities from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise.  Accordingly, there is a risk that the price you pay for the securities will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the securities (e.g., directly from the agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your securities in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

▪
We And Our Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our Affiliates’ Business Activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that

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Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

constitute the reference index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
Secondary Market Prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness.  In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪
The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Securities. They Also Expect To Hedge The Issuer’s Obligations Under The Securities.  The issuer or one or more of their respective affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the each of the components making up the CMS reference index specifically, or with respect to the reference index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪
Lack Of Liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪
Potential Conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

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Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

▪
The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies. The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization.  These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

▪
Adjustments To The Russell 2000® Index Could Adversely Affect The Value Of The Securities.  The publisher of the Russell 2000® Index can add, delete or substitute the stocks underlying the Russell 2000® Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Russell 2000® Index.  Any of these actions could adversely affect the value of the securities.  The publisher of the Russell 2000® Index may discontinue or suspend calculation or publication of the Russell 2000® Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the Russell 2000® Index.

▪
No Ownership Rights Related To The Reference Index. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the reference index. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the reference index. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the reference index.

▪
Hedging And Trading Activity By Our Subsidiaries Could Potentially Adversely Affect The Value Of The Reference Index.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the reference index as well as in other instruments related to the reference index.  Some of our subsidiaries also trade in the stocks underlying the reference index and other financial instruments related to the reference index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities could potentially decrease the index closing value, thus increasing the risk that the index closing value will be less than the index reference level during the term of the securities.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the value of the CMS reference index or the reference index and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Supplemental Plan of Distribution

Under the terms of distribution agreement with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $35.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts.

The securities will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at market prices prevailing, at prices related to such prevailing prices or at negotiated prices; provided, however, that such price will not be less than $970 per security and will not be more than $1,000 per security.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Fixed to Floating Rate Securities due 2030
Callable Leveraged CMS Curve and Russell 2000® Index Linked Securities With the Payment at Maturity Subject to the Barrier Level Feature Linked to the Russell 2000® Index
Principal at Risk Securities

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as prepaid financial contracts with respect to the Underlyings that are eligible for open transaction treatment in part, but is unable to opine that this characterization is more likely than not to be upheld.  In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued

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Principal at Risk Securities

ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting.  If the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its

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cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income.  You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from

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the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after June 30, 2014, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear.  Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements.  However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments

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generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed  regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment.  An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, contingent payment debt instrument, or other contractual arrangement.  For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  A specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition.  The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract.  If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability.  If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI).  The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets.  The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  The proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

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In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2014, or any securities held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

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Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement.

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the securities for all purposes under the securities.

Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

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Annex A—The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

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